Exhibit 99.1

Contact: James Edgemond

Phone: (301) 608-9292

E-mail: jedgemond@unither.com

UNITED THERAPEUTICS ANNOUNCES CLOSING OF LICENSE AGREEMENT WITH ARENA PHARMACEUTICALS FOR RALINEPAG

Research Triangle Park, NC, January 24, 2019 — United Therapeutics Corporation (Nasdaq: UTHR) today announced the closing of the transactions contemplated by its license agreement with Arena Pharmaceuticals, Inc. (Nasdaq: ARNA). Under the agreement, United Therapeutics acquired exclusive, worldwide rights to develop and manufacture the Phase 3 investigational drug candidate ralinepag, a next-generation, oral, selective and potent prostacyclin receptor agonist in development for the treatment of pulmonary arterial hypertension (PAH).  Upon closing, United Therapeutics paid Arena $800 million. Arena is also entitled to potential milestone payments of up to $400 million based on the achievement of certain regulatory events as well as low double-digit tiered royalties on annual net sales of ralinepag products.

As previously announced, the closing of the transactions contemplated by the agreement was conditioned upon expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, among other conditions. The requisite waiting period expired on January 22, 2019, and closing occurred on January 24, 2019.

About United Therapeutics

United Therapeutics Corporation focuses on the strength of a balanced, value-creating biotechnology model. We are confident in our future thanks to our fundamental attributes, namely our obsession with quality and innovation, the power of our brands, our entrepreneurial culture and our bioinformatics leadership. We also believe that our determination to be responsible citizens — having a positive impact on patients, the environment and society — will sustain our success in the long term.

Through our wholly-owned subsidiary, Lung Biotechnology PBC, we are focused on addressing the acute national shortage of transplantable lungs and other organs with a variety of technologies that either delay the need for such organs or expand the supply. Lung Biotechnology is the first public benefit corporation subsidiary of a public biotechnology or pharmaceutical company. [uthr-g]

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements related to future milestone and royalty payments to Arena, and the achievement of net sales of ralinepag. Forward-looking statements are based on the beliefs of our management team, as well as assumptions made by, and information currently available to us. Because such statements are based on expectations as to future events and results and are not statements of fact, actual events and results may differ materially from those projected depending on a number of factors.  Such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of January 24, 2019 and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.